                                                                  EXECUTION COPY



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                      AMENDED AND RESTATED CREDIT AGREEMENT


                           DATED AS OF AUGUST 22, 2001

                                      AMONG

                              ARMOR HOLDINGS, INC.,
                                   AS BORROWER

              THE SEVERAL LENDERS FROM TIME TO TIME PARTIES THERETO

                             BANK OF AMERICA, N.A.,
                             AS ADMINISTRATIVE AGENT

                           FIRST UNION NATIONAL BANK,
                             AS DOCUMENTATION AGENT

                                       AND

                                 SUNTRUST BANK,
                                   AS CO-AGENT

                              ____________________

                         BANC OF AMERICA SECURITIES LLC,
                     AS SOLE LEAD ARRANGER AND BOOK MANAGER

                              _____________________

                                  $120,000,000


===============================================================================


===============================================================================

                                TABLE OF CONTENTS

                                                                            Page


SECTION 1.        DEFINITIONS..................................................2

         1.1        Defined Terms..............................................2
         1.2        Other Definitional Provisions.............................22

SECTION 2.        INTENTIONALLY OMITTED.......................................23


SECTION 3.        AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS............23

         3.1        Revolving Credit Commitments..............................23
         3.2        Revolving Credit Notes....................................23
         3.3        Procedure for Revolving Credit Borrowing..................24
         3.4        Commitment Fee............................................24
         3.5        Termination or Reduction of Revolving Credit Commitments..24

SECTION 4.        SWING LINE LOANS............................................25

         4.1        Swing Line Commitment.....................................25
         4.2        Swing Line Note...........................................25
         4.3        Refunded Swing Line Loans.................................25

SECTION 5.        LETTERS OF CREDIT...........................................26

         5.1        L/C Commitment............................................26
         5.2        Procedure for Issuance of Letters of Credit...............27
         5.3        Fees, Commissions and Other Charges.......................28
         5.4        L/C Participations........................................28
         5.5        Reimbursement Obligations of the Borrower.................29
         5.6        Obligations Absolute......................................30
         5.7        Letter of Credit Payments.................................30
         5.8        Application...............................................30

SECTION 5A.       THE FRONTED OFFSHORE CURRENCY LOANS.........................30

         5A.1     Fronted Offshore Currency Commitments.......................30
         5A.2     Fronting Fee................................................31
         5A.3     Certain Remedies............................................31
         5A.4     Statements..................................................31
         5A.5     Participations in Fronted Offshore Currency Loans...........32
         5A.6     Alternate Currency..........................................33

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SECTION 6.        GENERAL PROVISIONS APPLICABLE TO LOANS......................33

         6.1        Interest Rates and Payment Dates..........................33
         6.2        Conversion and Continuation Options.......................34
         6.3        Minimum Amounts and Maximum Number of Tranches............34
         6.4        Optional Prepayments......................................34
         6.5        Mandatory Prepayments.....................................35
         6.6        Computation of Interest and Fees..........................36
         6.7        Inability to Determine Interest Rate......................36
         6.8        Pro Rata Treatment and Payments...........................37
         6.9        Illegality................................................38
         6.10       Requirements of Law.......................................38
         6.11       Taxes.....................................................39
         6.12       Indemnity.................................................40
         6.13       Lending Offices; Change of Lending Office.................41

SECTION 7.        REPRESENTATIONS AND WARRANTIES..............................41

         7.1        Financial Condition.......................................41
         7.2        No Change.................................................42
         7.3        Existence; Compliance with Law............................42
         7.4        Power; Authorization; Enforceable Obligations.............42
         7.5        No Legal Bar..............................................43
         7.6        No Material Litigation....................................43
         7.7        No Default................................................43
         7.8        Ownership of Property; Liens..............................43
         7.9        Intellectual Property.....................................43
         7.10       No Burdensome Restrictions................................44
         7.11       Taxes.....................................................44
         7.12       Federal Regulations.......................................44
         7.13       ERISA.....................................................44
         7.14       Investment Company Act; Other Regulations.................45
         7.15       Subsidiaries..............................................45
         7.16       Security Documents........................................45
         7.17       Accuracy and Completeness of Information..................45
         7.18       Labor Relations...........................................46
         7.19       Insurance.................................................46
         7.20       Solvency..................................................46
         7.21       Purpose of Loans..........................................47
         7.22       Environmental Matters.....................................47
         7.23       Regulation H..............................................48

SECTION 8.        CONDITIONS PRECEDENT........................................48

         8.1        Conditions to Effectiveness...............................48
         8.2        Conditions to Each Loan...................................52

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SECTION 9.        AFFIRMATIVE COVENANTS.......................................52

         9.1        Financial Statements......................................52
         9.2        Certificates; Other Information...........................53
         9.3        Payment of Obligations....................................54
         9.4        Conduct of Business and Maintenance of Existence..........54
         9.5        Maintenance of Property; Insurance........................54
         9.6        Inspection of Property; Books and Records; Discussions....54
         9.7        Notices...................................................55
         9.8        Environmental Laws........................................56
         9.9        Additional Collateral; Additional Guarantors..............56

SECTION 10.       NEGATIVE COVENANTS..........................................56

         10.1       Financial Condition Covenants.............................57
         10.2       Limitation on Indebtedness................................57
         10.3       Limitation on Liens.......................................58
         10.4       Limitation on Guarantee Obligations.......................59
         10.5       Limitation on Fundamental Changes.........................60
         10.6       Limitation on Sale of Assets..............................60
         10.7       Limitation on Changes to Cash Management Practices........61
         10.8       Limitation on Dividends...................................61
         10.9       Limitation on Capital Expenditures........................62
         10.10      Limitation on Investments, Loans and Advances.............62
         10.11      Limitation on Optional Payments and Modifications
                      of Debt Instruments and Acquisition Documents...........63
         10.12      Limitation on Transactions with Affiliates................63
         10.13      Limitation on Sales and Leasebacks........................63
         10.14      Limitation on Changes in Fiscal Year......................63
         10.15      Limitation on Negative Pledge Clauses.....................63
         10.16      Limitation on Lines of Business...........................63
         10.17      Governing Documents.......................................64
         10.18      Limitation on Subsidiary Formation........................64
         10.19      Limitation on Securities Issuances........................64

SECTION 11.       EVENTS OF DEFAULT...........................................64


SECTION 12.       THE ADMINISTRATIVE AGENT....................................67

         12.1       Appointment and Authorization of Administrative Agent.....67
         12.2       Delegation of Duties......................................68
         12.3       Liability of Administrative Agent.........................68
         12.4       Reliance by Administrative Agent..........................68
         12.5       Notice of Default.........................................69
         12.6       Credit Decision; Disclosure of Information
                      by Administrative Agent.................................69
         12.7       Indemnification of Administrative Agent...................69

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         12.8       Administrative Agent in its Individual Capacity...........70
         12.9       Successor Administrative Agent............................70

SECTION 13.       MISCELLANEOUS...............................................71

         13.1       Amendments and Waivers....................................71
         13.2       Notices...................................................72
         13.3       No Waiver; Cumulative Remedies............................73
         13.4       Survival of Representations and Warranties................73
         13.5       Payment of Expenses and Taxes.............................73
         13.6       Successors and Assigns; Participations and Assignments....74
         13.7       Adjustments; Set-off......................................77
         13.8       Counterparts..............................................77
         13.9       Severability..............................................77
         13.10      Integration...............................................78
         13.11      GOVERNING LAW.............................................78
         13.12      Submission To Jurisdiction; Waivers.......................78
         13.13      Acknowledgments...........................................78
         13.14      WAIVERS OF JURY TRIAL.....................................79
         13.15      Confidentiality...........................................79
         13.16      Usury Savings Clause......................................79
         13.17      Judgment Currency.........................................79
         13.18      New Administrative Agent..................................80
         13.19      Existing Notes............................................80

SCHEDULES

Schedule I                 Lenders, Commitments, and Applicable Lending Offices
Schedule 1.1               Keybank Letters of Credit
Schedule 7.2               No Changes; Stock Repurchases
Schedule 7.3               Existence; Compliance with Laws
Schedule 7.4               Consents and Filings
Schedule 7.6               Material Litigation
Schedule 7.15              Subsidiaries
Schedule 7.19              Insurance
Schedule 7.22              Environmental Matters
Schedule 10.2              Indebtedness
Schedule 10.3              Liens
Schedule 10.4              Guarantee Obligations
Schedule 10.10             Loans to Officers

EXHIBITS
Exhibit A-1                Intentionally Omitted
Exhibit A-2                Intentionally Omitted
Exhibit A-3                Form of Amended and Restated Revolving Credit Note
Exhibit A-4                Form of Amended and Restated Swing Line Note
Exhibit B-1                Form of Borrower Pledge Agreement

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

Exhibit B-2                Form of Charge over Shares
Exhibit C                  Form of Subsidiaries Guarantee
Exhibit D                  Form of Subsidiaries Pledge Agreement
Exhibit E                  Intentionally Omitted
Exhibit F                  Intentionally Omitted
Exhibit G                  Intentionally Omitted
Exhibit H                  Form of Assignment and Acceptance









                                      -v-
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                                                                  EXECUTION COPY

                      AMENDED AND RESTATED CREDIT AGREEMENT

            AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 22, 2001, among ARMOR HOLDINGS, INC., a Delaware corporation (the "Borrower"), the lenders from time to time parties hereto (the "Lenders"), BANK OF AMERICA, N.A., a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, First Union National Bank, as documentation agent (the "Documentation Agent"), SunTrust Bank, as co-agent (the "Co-Agent") and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Book Manager.

                                    RECITALS

            WHEREAS, the Borrower, the Existing Lenders, Bank of America, N.A., as original documentation agent, and Canadian Imperial Bank of Commerce, as original administrative agent (the "Original Administrative Agent"), are parties to that certain Credit Agreement, dated as of February 12, 1999 (the "Original Credit Agreement").

            WHEREAS, the Original Credit Agreement has been amended pursuant to that First Amendment, dated as of October 26, 1999 (the "First Amendment"), and that certain Second Amendment, dated as of February 25, 2000 (the "Second Amendment"; the Original Credit Agreement, as so amended and as further amended, supplemented or modified prior to the date hereof, the "Existing Credit Agreement").

            WHEREAS, pursuant to the Existing Credit Agreement, the Existing Lenders parties thereto made available to the Borrower, subject to the terms and conditions thereof, extensions of credit (by making of loans and issuing letters of credit) in an aggregate principal amount not exceeding $100,000,000, the proceeds of which to be used to refinance certain indebtedness, to finance certain acquisitions and capital expenditures, to finance the payment of fees and expenses in connection with the foregoing, and for other general corporate purposes of the Borrower.

            WHEREAS, the Borrower, the Existing Lenders and the Administrative Agent wish to amend certain provisions of the Existing Credit Agreement to, among other things, increase the amount of the credit facility to an aggregate principal amount not to exceed $120,000,000, replace the Original Administrative Agent as administrative agent with Bank of America, N.A., approve the acquisition by the Borrower of the Security Products and Services Group of the Kroll-O'Gara Company, to include certain additional lenders (the "New Lenders") not parties to the Existing Credit Agreement as Lenders parties thereto, and to amend and restate the Existing Credit Agreement in its entirety.

            WHEREAS, the Lenders are willing to so amend and restate the Existing Credit Agreement, but only on the terms, and subject to the conditions, set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Administrative Agent, the Original Administrative Agent, the Existing Lenders parties hereto and the New Lenders hereby agree as follows:

            SECTION 1. DEFINITIONS

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Acquired Business": any Person, or any assets constituting a business unit of any Person, acquired (whether by purchase of Capital Stock, purchase of assets, merger or otherwise) by the Borrower or any Subsidiary of the Borrower so long as such acquisition was permitted hereunder.

            "Administrative Agent": Bank of America, together with its affiliates, as the Administrative Agent for the Lenders under this Agreement and the other Loan Documents.

            "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth in Section 13.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

            "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person (including, with its correlative meanings, "controlled by" and "under common control with") means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agent Related Person": the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Aggregate Fronted Offshore Currency Commitment": $5,000,000.

            "Agreement": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

            "Agreement Currency": as defined in Section 13.17.

            "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (c) such Lender's Revolving Credit Commitment Percentage of all Swing Line Loans then outstanding and (d) such Lender's Revolving Credit Commitment Percentage of the Dollar Equivalent of all Fronted Offshore Currency Loans then outstanding.

            "Alternate Currency": any Offshore Currency (and any other currency which is at the relevant time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars) which, as applicable, the Borrower requests the Offshore Currency Fronting Lender to include as an Alternate Currency hereunder and which is acceptable to the Offshore Currency Fronting Lender and with respect to which an Offshore Currency Addendum has been executed by the Borrower and the Offshore Currency Fronting Lender in connection therewith."

            "Alternate Currency Letter of Credit": as defined in Section 5.1(b)(1).

            "Alternate Currency LIBOR": with respect to each day during each Interest Period pertaining to a Fronted Offshore Currency Loan denominated in a specified Alternate Currency,

                        (a) the rate per annum equal to the rate determined by
            the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in such Alternate Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                        (b) if the rate referenced in the preceding subsection
            (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in such Alternate Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                        (c) if the rates referenced in the preceding subsections
            (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in such Alternate Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Fronted Offshore Currency Rate Loan being made, continued or converted by the Offshore Currency Fronting Lender and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurocurrency market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period."

            "Amended and Restated Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 8 hereto shall have been satisfied.

            "Applicable Commitment Fee Rate": from and after the Amended and Restated Closing Date, with respect to the Revolving Credit Commitments, at any time the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, as most recently determined pursuant to Section 9.2(b), is within any of the ranges set forth below, the rate per annum set forth under the relevant column heading opposite the applicable range below:

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

                                                   Revolving Credit
                                                      Commitments
                           Ratio                 ---------------------
                 ------------------------
                 Greater than 2.00 to 1                 0.450%
                 Less than or equal to                  0.375%
                 2.00 to 1, but
                 greater than 1.00 to 1
                 Less than or equal to
                 1.00 to 1                              0.250%

Each change to the Applicable Commitment Fee Rate shall be effective on the earlier of the date on which the financial statements to be delivered pursuant to Section 9.2(b) are required to be delivered and the date on which such financial statements are delivered; provided, that if the Borrower fails to deliver such financial statements by the date on which they are required to be delivered, the Applicable Commitment Fee Ratio shall be determined as if the ratio of Consolidated Total Indebtedness to Consolidated EBITDA were greater than 2.00 to 1 until such financial statements are delivered.


            "Applicable Currency": as to any Loan, Dollars or the Offshore Currency or Alternate Currency in which it is denominated or payable.

            "Applicable Lending Office": for each Lender and for each Type of Loan, the lending office of such Lender designated for such Type of Loan on
Schedule I hereto (or any other lending office from time to time notified to the Administrative Agent by such Lender ) as the office at which its Loans of such Type are to be made and maintained.

            "Applicable Margin": from and after the Amended and Restated Closing Date, for any Loan of any Type at any time the ratio of Consolidated Total Debt to Consolidated EBITDA, as most recently determined pursuant to Section 9.2(b), is within any of the ranges set forth below, the rate per annum set forth under the relevant column heading opposite the applicable range below:


                                                                 Eurodollar
               Ratio                   Base Rate Loans             Loans
   ---------------------------         ---------------           ----------
   Greater than 2.50 to 1                  0.375%                  1.875%
   Less than or equal to 2.50              0.375%                  1.625%
   to 1, but greater than 2.00
   to 1
   Less than or equal to 2.00
   to 1, but greater than 1.00             0.125%                  1.375%
   to 1.
   Less than or equal to 1.00
   to 1                                    0.000%                  1.125%

Each change to the Applicable Margin shall be effective on the earlier of the date on which the financial statements to be delivered pursuant to Section 9.2(b) are required to be delivered and the date on which such financial statements are delivered; provided, that if the Borrower fails to deliver such financial statements by the date on which they are required to be delivered, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to Consolidated EBITDA were greater than 2.50 to 1 until such financial statements are delivered.

            "Applicable Offshore Rate Margin": for any Fronted Offshore Currency Loan at any time, the ratio of Consolidated Total Debt to Consolidated EBITDA, as most recently determined pursuant to Section 9.2(b), is within any of the ranges set forth below, the rate per annum set forth under the relevant column heading opposite the applicable range below:


                                        Applicable Offshore
                  Ratio                     Rate Margin
      ---------------------------       --------------------
      Greater than 2.50 to 1                   1.875%

      Less than or equal to 2.50               1.625%
      to 1, but greater than
      2.00 to 1
      Less than or equal to 2.00               1.375%
      to 1, but greater than
      1.00 to 1.
      Less than or equal to 1.00
      to 1                                     1.125%

Each change to the Applicable Offshore Rate Margin shall be effective on the earlier of the date on which the financial statements to be delivered pursuant to Section 9.2(b) are required to be delivered and the date on which such financial statements are delivered; provided, that if the Borrower fails to deliver such financial statements by the date on which they are required to be delivered, the Applicable Offshore Rate Margin shall be determined as if the ratio of Consolidated Total Debt to Consolidated EBITDA were greater than 2.50 to 1 until such financial statements are delivered.


            "Application": an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

            "Approved Fund": as defined in Section 13.6(h).

            "Assignee": as defined in Section 13.6(c).

            "Assignment and Acceptance Agreement": as defined in Section
13.6(b).

            "Attorney Costs": includes all reasonable fees and disbursements of any law firm or other external counsel.

            "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment at such time over (b) the Aggregate Outstanding Extensions of Credit of such Lender at such time; provided, however, that solely for purposes of calculating Available Revolving Commitment for purposes of
Section 3.4, the amount of such Lender's Revolving Credit Commitment Percentage of all Swing Line Loans and all Fronted Offshore Currency Loans included in the Aggregate Outstanding Extensions of Credit by such Lender shall be deemed to be zero.

            "Bank of America": Bank of America, N.A.

            "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" (the "Prime Rate"). Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

            "Borrower": as defined in the heading to this Agreement.

            "Borrower Pledge Agreement": the Pledge Agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

            "Borrower Security Documents": the collective reference to the Borrower Pledge Agreement and the Charge over Shares.

            "Borrowing Date": any Business Day specified in a notice pursuant to
Section 3.3 or 4.1 as a date on which the Borrower requests the Lenders to make Loans hereunder.

            "Business": as defined in Section 7.22.

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or a Conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market and, if the applicable Business Day relates to any Fronted Offshore Currency Loan denominated in any Alternate Currency, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Alternate Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursements of or payments in such Alternate Currency will be made or received hereunder.

            "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Carosserie Unit": the French division of the Companies (as defined in the O'Gara Acquisition Agreement) known as the French Carosserie and its related services businesses.

            "Cash Equivalents": (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause
(b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor's Ratings Group ("S&P") or P-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or a by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

            "Charge over Shares": the equitable mortgage to be made by the Borrower, substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time.

            "CIBC": Canadian Imperial Bank of Commerce.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all property and interests in property of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

            "Commitments": the collective reference to the Revolving Credit Commitments and the Swing Line Commitment.

            "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

            "Consolidated Capital Expenditures": for any period, each expenditure made by or committed to be made by the Borrower or any Subsidiary during such period that, in conformity with GAAP, shall be classified as a capital expenditure, regardless of the source of financing.

            "Consolidated Capitalization": at any time, the sum of (a) Consolidated Total Indebtedness as of such time, and (b) all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.

            "Consolidated Current Assets": at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of the Borrower, unless such Indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of the Borrower, or
(c) the cash surrender value of any life insurance policy.

            "Consolidated Current Liabilities": at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date.

            "Consolidated EBITDA": for any period, the sum, without duplication, for such period of (a) Consolidated Net Income for such period, (b) the sum of provisions for such period for income taxes, interest expense, and depreciation and amortization expense used in determining such Consolidated Net Income, (c) amounts deducted in such period in respect of non-cash expenses in accordance with GAAP, (d) non-capitalized transaction costs deducted in such period in connection with the Refinancing and any Permitted Acquisitions and the financings relating thereto, (e) the amount of any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets, and (f) non-cash expenses deducted in such period in connection with any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of persons or businesses by the Borrower or its Subsidiaries or the retention of executives, officers or employees by the Borrower or its Subsidiaries (including, without limitation, non-compete payments to employees and former owners); provided, however, that if, during any Rolling Period for which Consolidated EBITDA is to be calculated, any Acquired Business was acquired by the Borrower or any of its Subsidiaries, then Consolidated EBITDA shall be increased by an amount equal to the sum of (A) the Consolidated EBITDA of such Acquired Business (calculated without giving effect to the proviso to this definition as if such Acquired Business were the Borrower) for the four consecutive fiscal quarters of such

Acquired Business most recently ended, and (B) any adjustments certified to the Administrative Agent by the chief financial officer of the Borrower that would, in the reasonable determination of the Borrower, satisfy the requirements of Rule 11-02(a) of Regulation S-X of the Securities Act of 1933, as amended, as if included in a registration statement filed with the Securities and Exchange Commission; provided, that, with respect to each such calculation made prior to one year following the date of acquisition of such Acquired Business by the Borrower or a Subsidiary thereof, the amount set forth in this clause (ii) will be calculated by multiplying the result obtained in subclauses (A), (B) and (C) of this clause (ii) by a fraction, the numerator of which is the result of 365 minus the number of days elapsed since the date of such acquisition of such Acquired Business to the end of such Rolling Period and the denominator of which is 365.

            "Consolidated Fixed Charges": for any period, the sum of, without duplication, (i) the amounts deducted for the cash portion of Consolidated Interest Expense in determining Consolidated Net Income for such period, (ii) the amount of scheduled payments of principal of Indebtedness during such period plus the non-interest portion of payments under Financing Leases during such period, (iii) the amount of cash income taxes paid during such period, (iv) Consolidated Capital Expenditures made during such period, and (v) payments made by the Borrower or any of its Subsidiaries during such period to repurchase Capital Stock of the Borrower.

            "Consolidated Interest Expense": for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption (including without limitation, imputed interest included in payments under Financing Leases) on a consolidated income statement of the Borrower and the Subsidiaries for such period excluding the amortization of any original issue discount.

            "Consolidated Lease Expense": for any period, the aggregate amount of fixed or contingent rentals payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

            "Consolidated Net Income": for any period, the consolidated net income (or deficit) of the Borrower and the Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions,
(c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (f) any write-up of any asset, (g) any net gain from the collection of the proceeds of life insurance policies, (h) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary, (i) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and (j) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

            "Consolidated Net Worth": at a particular date, all amounts that would be included under "shareholders' equity" on a consolidated balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

            "Consolidated Senior Indebtedness": as of any time, Consolidated Total Indebtedness minus all amounts which would be included on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in conformity with GAAP in respect of Indebtedness the payment of principal and interest on which is stated to be subordinated to any other Indebtedness.

            "Consolidated Total Indebtedness": at any time, the sum of the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and all Guarantee Obligations permitted under Section 10.4(f) at such time (calculated using the amount the applicable Loan Party would have to pay in respect of such Guaranty Obligations if the market value of the common stock of the Borrower was zero).

            "Continue", "Continuation" and "Continued" shall refer to the continuation of a Eurodollar Loan from one Interest Period to the next Interest Period.

            "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

            "Convert", Conversion" and "Converted" shall refer to a conversion of Base Rate Loans into Eurodollar Loans or of Eurodollar Loans into Base Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

            "Credit Exposure": as to any Lender at any time, the total amount of its Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have expired or been terminated, the aggregate unpaid principal amount of its Revolving Credit Loans).

            "Credit Exposure Percentage": as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders at such time.

            "Default": any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Dollars" and "$": dollars in lawful currency of the United States of America.

            "Dollar Equivalent": at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any Alternate Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent date of computation thereof.

            "Domestic Subsidiary": any Subsidiary of the Borrower other than a Foreign Subsidiary.

            "Eligible Assignee": as defined in Section 13.6(h).

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan or a Fronted Offshore Currency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to any Eurodollar Loan:

            (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                ------------------------------------------------
                    1.00 - Eurocurrency Reserve Requirements


            "Event of Default": any of the events specified in Section 11; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.


            "Excess Cash Flow": as to the Borrower for each fiscal year:

            (a) Consolidated EBITDA of the Borrower for such fiscal year;

            plus (b) the decrease (if any) in the amount of the excess of Consolidated Current Assets (excluding cash and cash equivalents) over Consolidated Current Liabilities at the end of such fiscal year compared to the amount of the excess of Consolidated Current Assets (excluding cash and cash equivalents) over Consolidated Current Liabilities at the end of the immediately preceding fiscal year of the Borrower;

            minus (c) the sum of (i) the amount of all interest payments actually made in cash during such fiscal year by the Borrower and its consolidated Subsidiaries, (ii) Consolidated Lease Expense of the Borrower for such fiscal year, (iii) the amount of capital expenditures actually made during such fiscal year to the extent permitted by Section 10.9, (iv) cash income taxes paid during such fiscal year, (v) cash derived from internal operations used during such fiscal year for Permitted Acquisitions and not derived, directly or indirectly from drawings under the Loans, and (vi) the increase (if any) in the amount of the excess of Consolidated Current Assets (excluding cash and cash equivalents) over Consolidated Current Liabilities at the end of such fiscal year compared to the amount of the excess of Consolidated Current Assets (excluding cash and cash equivalents) over Consolidated Current Liabilities at the end of the immediately preceding fiscal year of the Borrower.

            "Existing Financing Documents": all credit agreements, indentures, notes, guarantees and other financing documents, in each case as amended to the extent permitted hereunder, evidencing or governing the Indebtedness listed on part A of Schedule 10.2.

            "Existing Lenders": any "Lender" as defined under the Existing Credit Agreement.

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

            "Fee Letters": (a) that certain fee letter, dated April 3, 2001, among Banc of America Securities LLC and the Borrower, as amended, supplemented or otherwise modified from time to time, and (b) that certain fee letter, dated March 26, 2001, among the Lender, Banc of America Securities LLC and the Borrower, as amended, supplemented or otherwise modified from time to time.

            "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

            "Foreign Lender": as defined in Section 6.11(b).

            "Foreign Subsidiary": any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

            "Fronted Offshore Currency Commitment": for each Alternate Currency, the obligation of the Offshore Currency Fronting Lender to make Fronted Offshore Currency Loans in such Alternate Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Offshore Currency Addendum, provided that the sum of the Dollar Equivalent of the Fronted Offshore Currency Commitments in respect of all Alternate Currencies may not exceed the Aggregate Fronted Offshore Currency Commitment.

            "Fronted Offshore Currency Loan": a loan made by the Offshore Currency Fronting Lender to the Borrower pursuant to Section 5A.1 and an Offshore Currency Addendum.

            "Fronted Offshore Currency Note": a promissory note in such form as may be required by the applicable Offshore Currency Addendum.

            "Fronted Offshore Currency Rate": for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

            "FX Trading Office": the Foreign Exchange Trading Center, Chicago, Illinois, of Bank of America, or such other of Bank of America's offices as the Administrative Agent may designate from time to time.

            "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

            "Governing Documents": as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

            "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

            "Guardian Acquisition": the acquisition by the Borrower or a Domestic Subsidiary of all or substantially all of the assets of Guardian Personal Security Products LLC, a Delaware limited liability company, for an aggregate purchase price (including any assumed liabilities) of not more than $1,500,000; provided that (i) not later than ten Business Days prior to the consummation of such acquisition, the Borrower shall have provided to the Administrative Agent and each Lender copies of the definitive acquisition documentation therefor, which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders,
(ii) the Borrower or such Domestic Subsidiary shall have granted a security interest, and provided Guarantees in favor of the Administrative Agent for the ratable benefit of the Lenders in accordance with
Section 9.9, (iii) such acquisition shall be consummated no later than September 30, 2001, and (iv) prior to, and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

            "Hedge Agreements": any interest rate swap, cap or collar agreements, interest rate future or option contract, currency swap agreements, currency future or option contracts and other similar agreements.

            "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person, to the extent of the fair market value of such property, even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all net obligations, liabilities or indebtedness of such Person under any Hedge Agreements.

            "Indemnified Liabilities": as defined in Section 13.5.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, and (ii) the last day of such Interest Period.

            "Interest Period": with respect to any Fronted Offshore Currency Loan, the Interest Period set forth in, or determined in accordance with, the applicable Offshore Currency Addendum, and with respect to any Eurodollar Loan:

                        (i) initially, the period commencing on the borrowing or
            Conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of Conversion, as the case may be, given with respect thereto; and

                        (ii) thereafter, each period commencing on the last day
            of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the

            Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                        (1) if any Interest Period pertaining to a Eurodollar
            Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                        (2) any Interest Period that would otherwise extend
            beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date or such date of final payment, as the case may be;

                        (3) any Interest Period pertaining to a Eurodollar Loan
            that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                        (4) the Borrower shall select Interest Periods so as not
            to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

            "Issuing Lender": Bank of America, in its capacity as issuer of any Letter of Credit and, solely with respect to the Keybank Letters of Credit and only for so long as the Keybank Letters of Credit remain outstanding, Keybank.

            "Judgment Currency": as defined in Section 13.17.

            "Keybank": Keybank National Association

            "Keybank Letters of Credit" the letters of credit listed on Schedule
1.1 hereto, which have been issued by Keybank.

            "L/C Commitment": $20,000,000.

            "L/C Fee Payment Date": the last Business Day of each March, June, September and December.

            "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn amount of the then outstanding Letters of Credit and
(b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed.

            "L/C Participants": with reference to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender of such Letter of Credit.

            "Letters of Credit": as defined in Section 5.1(a).

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

            "Loan": any loan made by any Lender pursuant to this Agreement.

            "Loan Documents": this Agreement, the Notes, the Subsidiaries Guarantee, the Applications, the Security Documents and the Offshore Currency Addenda.

            "Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

            "local time": with respect to Loans, the time of the office of the Administrative Agent or Offshore Currency Fronting Lender, as applicable, to which payment of each Loan is to be made.

            "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

            "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Proceeds": (i) the aggregate cash consideration received by the Borrower or a Subsidiary in connection with any transaction referred to in
Section 6.5(c) less (ii) the expenses (including out-of-pocket expenses) incurred by the Borrower or such Subsidiary in connection with such transaction (including, without limitation, reasonable legal fees and expenses, and, in the case of any issuance of debt or equity securities, underwriters' commissions and fees) and the amount of any federal and state taxes incurred in connection with such transaction, in each case as certified by a Responsible Officer to the Administrative Agent at the time of such transaction.

            "Non-Excluded Taxes": as defined in Section 6.11.

            "Notes": the collective reference to the Revolving Credit Notes, the Swing Line Note or notes pursuant to the applicable Offshore Currency Addendum.

            "Obligations": the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Loan Parties to the Administrative Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Guarantees, the Security Documents and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise.

            "Offshore Currency": at any time, Euro, Japanese Yen, French Francs, Pounds Sterling, German Deutschemarks, Canadian Dollars, Italian Lira or Mexican Pesos.

            "Offshore Currency Addendum": an addendum substantially in the form of Exhibit I hereto with such modifications thereto as shall be approved by the Offshore Currency Fronting Lender and the Administrative Agent.

            "Offshore Currency Fronting Lender": Bank of America (or any Affiliate, branch or agency thereof) to the extent it is party to an Offshore Currency Addendum as the "Offshore Currency Fronting Lender" thereunder. If any agency, branch or Affiliate of Bank of America shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of Bank of America hereunder; provided, however, that Bank of America shall to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

            "O'Gara Acquisition": the acquisition by the Borrower and/or its Subsidiaries of all of the Capital Stock of the O'Gara Companies which comprise the Security and Products and Services Group of The Kroll-O'Gara Company, pursuant to the O'Gara Acquisition Agreement.

            "O'Gara Acquisition Agreement": the Stock Purchase Agreement, dated as of April 20, 2001, by and among the Borrower, Bengal Acquisition Corp., and The Kroll-O'Gara Company, as amended, supplemented or otherwise modified from time to time in accordance with Section 10.11.

            "O'Gara Companies": collectively, O'Gara-Hess & Eisenhardt Armoring Company, a Delaware corporation, The O'Gara Company, an Ohio corporation, O'Gara Security Associates, Inc., a Delaware corporation, and their respective Subsidiaries.

            "Participant": as defined in Section 13.6(b).

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Permitted Acquisition": an acquisition of (a) at least 85% of the common stock or other ownership interests of a Person, whether by way of stock purchase, merger, consolidation, tender offer or otherwise (or any combination of the foregoing), or (b) the assets of a Person, or of a business unit, division or subdivision of a Person, in each case having some material application to the manufacturing, development, distribution, marketing and sale of law enforcement products and security, investigative, risk management and similar business services and lines of business related thereto; provided that
(i) for the most recent Rolling Period preceding such Permitted Acquisition, the ratio of (A) the Consolidated Total Indebtedness of the Borrower as of the last day of such period to (B) Consolidated EBITDA of the Borrower for such period (calculated on a pro-forma basis as if such Permitted Acquisition had been consummated as of the first day of such Rolling Period, and based on, with respect to the Person or business unit to be acquired in such acquisition, the financial statements of such Person or business unit provided to the Borrower so long as (x) not more than six months and 15 days shall have elapsed from the date of such financial statements to the date of the execution of a definitive acquisition agreement for such acquisition and so long as the consummation of such acquisition occurs within a reasonable time following the date of such execution, (y) the Borrower uses its good faith efforts to obtain updated financial statements of such Person or business unit if more than three months have elapsed from the date of such financial statements, and (z) to the extent any such updated financial statements do not disclose a material adverse change in the business, operations, property, liabilities, or financial condition of such Person or business unit) is less than 2.00 to 1, (ii) no later than five Business Days prior to the consummation of such acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer with detailed calculations establishing to the reasonable satisfaction of the Administrative Agent that the foregoing requirement has been satisfied, (iii) each Loan Party shall have granted a security interest and executed Guarantees in favor of the Administrative Agent in accordance with Section 9.9, and (iv) except for acquisitions for an aggregate consideration of less than $5,000,000, if the financial statements described in clause (i) of this proviso were not audited, and no audit was performed on the financial condition of the Person or business unit prior to the consummation of such acquisitions, the definitive acquisition document shall require the seller to provide such an audit within 75 days following such consummation, and shall contain reasonable provisions for reserves against any purchase price adjustment resulting from such audit.

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Pledge Agreements": collectively the Borrower Pledge Agreement, the Subsidiaries Pledge Agreement and the Charge over Shares.

            "Properties": as defined in Section 7.22.

            "Refinancing": the refinancing of the credit facilities under the Existing Financing Documents with the Loans and Commitments hereunder, including, without limitation, the transactions described in Section 8.1(c) hereof.

            "Register": as defined in Section 13.6(d).

            "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 5.5(a) for amounts drawn under a Letter of Credit.

            "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss 4043.

            "Required Lenders": at any time, Lenders the Credit Exposure of which aggregate at least a majority of the aggregate Credit Exposure of all the Lenders.

            "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer and the president, any vice president, the secretary, a treasurer or controller of the Borrower or, with respect to financial matters, the chief financial officer, vice president of finance, treasurer or controller of the Borrower.

            "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower pursuant to Section
3.1 and/or to make or participate in Swing Line Loans to the Borrower pursuant to Section 4.1 or 4.3, as applicable, and/or to issue or participate in Letters of Credit issued on behalf of the Borrower hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I under the caption "Revolving Credit Facility" or in an Assignment and Acceptance, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

            "Revolving Credit Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans of all of the Lenders then outstanding).

            "Revolving Credit Commitment Period": the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

            "Revolving Credit Loans": as defined in Section 3.1.

            "Revolving Credit Note": as defined in Section 3.2.

            "Revolving Credit Termination Date": February 12, 2004.

            "Rolling Period": any period of four consecutive fiscal quarters of the Borrower, provided, however, that changes in any amount calculated based on Rolling Periods shall occur as of the date financial statements for the last fiscal quarter of such Rolling Period are, or are required to be, delivered pursuant to Section 9.1.

            "Same Day Funds": (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

            "Security Documents": the collective reference to the Pledge Agreements, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

            "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

            "Spot Rate": for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 10:30 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

            "Subsidiaries Guarantee" or "Guarantee": the Guarantee to be executed and delivered by each Domestic Subsidiary, substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

            "Subsidiaries Pledge Agreement": the Pledge Agreement to be executed and delivered by each Domestic Subsidiary of the Borrower having any Domestic Subsidiary, substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

            "Subsidiaries Security Documents": the collective reference to the Subsidiaries Pledge Agreement.

            "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

            "Subsidiary Guarantor": any Subsidiary party to the Subsidiaries Guarantee as a guarantor.

            "Swing Line Commitment": $5,000,000.

            "Swing Line Lender": Bank of America, in its capacity as lender of Swing Line Loans hereunder.

            "Swing Line Loans": as defined in Section 4.1.

            "Swing Line Note": as defined in Section 4.2.

            "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Transferee": as defined in Section 13.6(f).

            "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

            "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

            1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

            (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (e) For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto or the computation of financial covenants hereunder), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

            SECTION 2. INTENTIONALLY OMITTED

            SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

            3.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Commitment Percentage of the then outstanding (x) L/C Obligations, (y) Swing Line Loans and
(z) Fronted Offshore Currency Loans, does not exceed the amount of such Lender's Revolving Credit Commitment then in effect, provided that no such Revolving Credit Loan shall be made if, after giving effect thereto, the aggregate Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

            (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.3 and 6.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

            3.2 Revolving Credit Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-3 with appropriate insertions as to payee, date and principal amount (such promissory note, as the same may be supplemented from time to time, payable to the order of such Lender and evidencing the obligation of the Borrower to pay a principal amount equal to the lesser of (a) the amount of the Revolving Credit Commitment of such Lender and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made or Converted by such Lender, the date and amount of each payment or prepayment of principal thereof, and, in the case of Eurodollar Loans, the Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Revolving Credit Note shall (x) be dated the Amended and Restated Closing Date, (y) be stated to mature on the Revolving Credit Termination Date and (z) bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Section 6.1. Interest on each Revolving Credit Note shall be payable on the dates specified in Section 6.1(d).

            3.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day in an aggregate principal amount not exceeding the aggregate Available Revolving Credit Commitments then in effect, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all, or any part of, the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to
(x) in the case of Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Revolving Credit Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 13.2 prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            3.4 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at a rate per annum equal to the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

            3.5 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstanding Extensions of Credit would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

            SECTION 4. SWING LINE LOANS

            4.1 Swing Line Commitment. Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment; provided that no such Swing Line Loan shall be made if, after giving effect thereto, the aggregate Available Revolving Credit Commitments would be less than zero. Amounts borrowed by the Borrower under this Section 4.1 may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in an aggregate minimum amount of $50,000 or whole multiple of $50,000 in excess thereof. The proceeds of each Swing Line Loan will be made available by the Swing Line Lender to the Borrower by crediting the account of the Borrower at the Swing Line Lender with such proceeds. The proceeds of Swing Line Loans may be used solely for the working capital purposes of the Borrower in the ordinary course of business.

            4.2 Swing Line Note. The Swing Line Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A-4, with appropriate insertions (the "Swing Line Note"), payable to the order of the Swing Line Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of the Swing Line Loans, with interest thereon as prescribed in Section 6.1. The Swing Line Lender is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Swing Line Note and, in the absence of manifest error, any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Swing Line Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under such Note. The Swing Line Note shall (a) be dated the Amended and Restated Closing Date,
(b) be stated to mature on the Revolving Credit Termination Date and (c) bear interest for the period from the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 6.1.

            4.3 Refunded Swing Line Loans. (a) The Swing Line Lender at any time in its sole and absolute discretion may on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Lender having a Revolving Credit Commitment, including the Swing Line Lender, to make a Revolving Credit Loan in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 11 shall have occurred (in which event the procedures of clause (b) of this Section 4.3 shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Base Rate Lending Office of the Swing Line Lender prior to 12:00 noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

            (b) If prior to the making of a Revolving Credit Loan pursuant to paragraph (a) of this Section 4.3 one of the events described in paragraph (f) of Section 11 shall have occurred, each Lender having a Revolving Credit Commitment will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loan. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan participation certificate, in a form specified by the Swing Line Lender, dated the date of receipt of such funds and in such amount.

            (c) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender's participating interest in a Refunded Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender.

            (d) Each Lender's obligation to make the Revolving Credit Loans referred to in Section 4.3(a) and to purchase participating interests pursuant to Section 4.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower, or any other Person for any reason whatsoever, (ii) such requested Revolving Credit Loan being in an amount less than the minimum amount specified in Section 3.3, (iii) the occurrence or continuance of an Event of Default, (iv) any failure to satisfy any condition precedent to extensions of credit set forth in Section 8, (v) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (vi) any breach of this Agreement by the Borrower, any other Loan Party or any other Lender, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            SECTION 5. LETTERS OF CREDIT

            5.1 L/C Commitment. (a)(i) Subject to the terms and conditions hereof, Bank of America, as Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 5.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that Bank of America, as Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the L/C Obligations would exceed the L/C Commitment or (2) the aggregate Available Revolving Credit Commitments would be less than zero.

                        (ii) From and after the Amended and Restated Closing
            Date, the KeyBank Letters of Credit shall be deemed to be "Letters of Credit", and KeyBank shall be deemed an "Issuing Lender", under this Agreement and the other Loan Documents. The KeyBank Letters of Credit may not be amended, extended, renewed or modified. KeyBank may not issue any further or additional Letters of Credit under this Agreement and the Loan Documents.

                        (b) Each Letter of Credit shall:

                        (i) be denominated in Dollars, or, with the consent of
            Bank of America, as Issuing Lender at its sole discretion, in an Alternate Currency requested by the Borrower (any Letter of Credit so denominated in any Alternate Currency, an "Alternate Currency Letter of Credit") and shall be a standby letter of credit issued to support obligations of the Borrower and/or the Subsidiaries, contingent or otherwise, (A) in respect of insurance obligations,
            (B) to workman's compensation board or similar Governmental Authority for workman's compensation liabilities of the Borrower and/or the Subsidiaries, (C) in respect of performance bonds or to otherwise support performance by the Borrower and/or the Subsidiaries under contracts and (D) for such other purposes as may be approved by Bank of America, as Issuing Lender and the Administrative Agent (such consent not to be unreasonably withheld), and

                        (ii) expire no later than the earlier of (i) five (5)
            Business Days prior to the Revolving Credit Termination Date and
            (ii) 364 days from the date of issuance (subject to renewal).

            (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

            (d) Bank of America, as Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

            5.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that Bank of America, as Issuing Lender issue a Letter of Credit by delivering to Bank of America, as Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of Bank of America, as Issuing Lender, and such other certificates, documents and other papers and information as Bank of America, as Issuing Lender may reasonably request. Upon receipt of any Application, Bank of America, as Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall

Bank of America, as Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by Bank of America, as Issuing Lender and the Borrower. Bank of America, as Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof and Bank of America, as Issuing Lender shall notify the Administrative Agent of the issuance of such Letter of Credit and the Administrative Agent will in turn provide notice to each L/C Participant indicating the amount of such Letter of Credit to be allocated to such L/C Participant.

            5.3 Fees, Commissions and Other Charges (a) The Borrower shall pay to the Administrative Agent, for the account of each L/C Participant, Letter of Credit fees in an amount equal to the rate per annum equal to the Applicable Margin of Revolving Credit Loans which are Eurodollar Loan times the average daily aggregate stated amount (or in the case of any Alternate Currency Letters of Credit, the Dollar Equivalent of the aggregate stated amount) of all Letters of Credit outstanding during the term of this Agreement. Such fees shall be payable to the Administrative Agent for the pro-rata account of the L/C Participants in arrears on the L/C Fee Payment Date and shall be calculated according to the average daily stated amount of Letters of Credit outstanding during such quarter and shall be calculated based on a year of 360 days and the actual number of days elapsed.

            (b) The Borrower agrees to pay for the account of each Issuing Lender, the standard fees and charges of such Issuing Lender for issuing, administering, amending, renewing, paying and canceling letters of credit, as and when assessed, including, without limitation, a fronting fee at a rate equal to .25% per annum based on the aggregate stated amount (or in the case of any Alternate Currency Letters of Credit, the Dollar Equivalent of the aggregate stated amount) of Letters of Credit issued by such Issuing Lender, which shall be due and payable upon issuance of each Letter of Credit, or as to each Keybank Letter of Credit, which shall be due and payable upon the earlier of the termination or expiry of such Keybank Letter of Credit.

            5.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue or maintain outstanding Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in such Issuing Lender's obligations and rights under each Letter of Credit issued or outstanding hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the applicable Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed (or, in the case of any Alternate Currency Letter of Credit, the Dollar Equivalent of such amount determined as of the time such reimbursement was due from the Borrower).

            (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 5.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (1) such amount, times (2) the daily average Federal funds rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required (or, if such demand for payment from such L/C Participant is made after 3:00 p.m. New York City time on such date, the next Business Day) to the date on which such payment is immediately available to such Issuing Lender, times (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 5.4(a) is not in fact made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the applicable Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 5.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

            5.5 Reimbursement Obligations of the Borrower. (a) The Borrower agrees to reimburse any Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender or, if later, on each date on which such draft is paid by such Issuing Lender for the amount of (1) such draft so paid and (2) any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. The amount paid in respect of any draft presented under any Alternate Currency Letter of Credit and so required to be reimbursed by the Borrower shall convert on the date of such payment by the applicable Issuing Lender to the Borrower into an amount denominated in Dollars equal to the Dollar Equivalent thereof as of such date.

            (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue.

            (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to
Section 4.3 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

            5.6 Obligations Absolute. (a) The Borrower's obligations under this
Section 5 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit.

            (b) The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 5.5(a) shall not be affected by, among other things,
(1) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (2) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (3) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

            (c) No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender's gross negligence or willful misconduct.

            (d) The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

            5.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

            5.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 5, the provisions of this Section 5 shall apply.

            SECTION 5A. THE FRONTED OFFSHORE CURRENCY LOANS

            5A.1 Fronted Offshore Currency Commitments. Upon the satisfaction of the conditions precedent set forth in Section 8 hereof and set forth in the applicable Offshore Currency Addendum, from and including the later of the date of the Amended and Restated

Closing Date and the date of execution of the applicable Offshore Currency Addendum and prior to the termination of the Revolving Credit Commitment Period (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the Offshore Currency Fronting Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the Borrower from time to time in the applicable Alternate Currency, in an aggregate principal amount with a Dollar Equivalent not to exceed the Offshore Currency Fronting Lender's applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than the Dollar Equivalent of $1,000,000 or an increment of $100,000 in excess thereof); provided, that, at no time shall the Dollar Equivalent of the Fronted Offshore Currency Loans for any specific Alternate Currency exceed the Fronted Offshore Currency Commitment for such Alternate Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations; and provided further, that at no time shall the Dollar Equivalent of all Fronted Offshore Currency Loans exceed the Aggregate Fronted Offshore Currency Commitment. Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the Borrower may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternate Currency at any time prior to the termination of the Revolving Credit Commitment Period (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum). On the termination of the Revolving Credit Commitment Period (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the Borrower and prior to the termination of the Revolving Credit Commitment Period (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum) prepayments of the Fronted Offshore Currency Loans shall be made by the Borrower if and to the extent required by
Section 6.5(b). For the avoidance of doubt, it is understood that no Lender shall have any obligation hereunder to execute an Offshore Currency Addendum and so to become an Offshore Currency Fronting Lender.

            5A.2 Fronting Fee. The Borrower shall pay the Offshore Currency Fronting Lender a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with the Offshore Currency Fronting Lender).

            5A.3 Certain Remedies. Except as otherwise required by applicable law, in no event shall the Offshore Currency Fronting Lender have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that the Offshore Currency Fronting Lender shall have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to
Section 11.

            5A.4 Statements. The Offshore Currency Fronting Lender shall furnish to the Administrative Agent not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Administrative Agent, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report under such Offshore Currency Addendum.

            5A.5 Participations in Fronted Offshore Currency Loans. (a) Immediately and automatically upon the occurrence of an Event of Default under Sections 11(a), or (f), each Lender shall be deemed to have unconditionally and irrevocably purchased from the Offshore Currency Fronting Lender, without recourse or warranty, an undivided interest in and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of principal and accrued interest of such Loan, and immediately and automatically all Fronted Offshore Currency Loans shall be converted to and redenominated in Dollars equal to the Dollar Equivalent of each such Fronted Offshore Currency Loan determined as of the date of such conversion (from and after such time all Obligations in respect of such Fronted Offshore Loans shall be paid by the Borrower in Dollars); provided, that to the extent such conversion shall occur other than at the end of an Interest Period, the Borrower shall pay to the applicable Offshore Currency Fronting Lender, all losses and breakage costs related thereto in accordance with Section 6.12; and provided, further, that the aggregate amount of any Lender's participations in the Fronted Offshore Currency Loans as so converted into Dollars shall not exceed such Lender's Revolving Credit Commitment Percentage of the Aggregate Fronted Offshore Currency Commitment. Each of the Lenders shall pay to the Offshore Currency Fronting Lender not later than two (2) Business Days following a request for payment from the Offshore Currency Fronting Lender, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Lender pursuant to this
Section 5A.5. In the event that any Lender fails to make payment to the Offshore Currency Fronting Lender of any amount due under this Section 5A.5, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Lender's payment obligation as prescribed in this Section 5A.5 together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the Offshore Currency Fronting Lender and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to the Offshore Currency Fronting Lender.

            (b) Whenever, at any time after a Lender has purchased a participating interest in a Fronted Offshore Currency Loan, the Offshore Currency Fronting Lender receives any payment on account thereof, the Offshore Currency Fronting Lender will distribute to the Administrative Agent for delivery to each Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Offshore Currency Fronting Lender is required to be returned, such Lender will return to the Administrative Agent for delivery to the Offshore Currency Fronting Lender any portion thereof previously distributed by the Administrative Agent or the Offshore Currency Fronting Lender to it.

            (c) Each Lender's obligation to purchase the participating interests referred to in this Section 5A.5 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Offshore Currency Fronting Lender or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary thereof, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other Lender, or
(v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

            5A.6 Alternate Currency. The specification of payment of Fronted Offshore Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence. Such Alternate Currency shall, subject to this Section 5A, be the currency of account and payment of such Loans owed to the Offshore Currency Fronting Lender under this Agreement and the applicable Offshore Currency Addendum. Notwithstanding anything in this Agreement, the obligation of the Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, such Lender shall have an independent cause of action against each of the Borrower for the currency deficit. In the event that any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, such Lender shall refund such excess to the Borrower.

            SECTION 6. GENERAL PROVISIONS APPLICABLE TO LOANS

            6.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin. Each Fronted Offshore Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Fronted Offshore Currency Rate.

            (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

            (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this Section plus 2%, in each case from the date of such non-payment until such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

            6.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to Convert Eurodollar Loans to Base Rate Loans, by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such Conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to Convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be Converted as provided herein, provided that (i) no Loan may be Converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a Conversion is not appropriate,
(ii) any such Conversion may only be made if, after giving effect thereto,
Section 6.3 shall not have been contravened, and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of Conversions of Revolving Credit Loans).

            (b) Any Eurodollar Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be Continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a Continuation is not appropriate, (ii) if, after giving effect thereto, Section 6.3 would be contravened or (iii) after the date that is one month or prior to the Revolving Credit Termination Date (in the case of Continuations of Revolving Credit Loans) and provided, further, that if the Borrower shall fail to give such notice or if such Continuation is not permitted such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

            6.3 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. In no event shall there be more than ten (10) Tranches outstanding at any time.

            6.4 Optional Prepayments. The Borrower may on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans or, or at any time and from time to time, in the case of Base Rate Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least four (4) Business Days' irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to

Section 6.12. Partial prepayments pursuant to this Section shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. 6.5 Mandatory Prepayments. (a) Intentionally Omitted.

            (b) Subject to Section 6.12, if on any date the Aggregate Outstanding Extensions of Credit of all the Lenders exceed the Revolving Credit Commitments, the Borrower shall immediately prepay the Revolving Credit Loans and cash collateralize or replace the Letters of Credit in an amount equal to the amount of such excess.

            (c) Unless the Required Lenders otherwise agree, the Borrower shall prepay the Loans and reduce the Commitments in an amount equal to (i) 100% of the Net Proceeds of any sale or issuance of debt securities by the Borrower or any Subsidiary, whether in a public offering, a private placement or otherwise (other than Indebtedness permitted under Section 10.2, and it being understood that "earn-out" arrangements entered into in connection with Permitted Acquisitions shall not be deemed to be debt securities for purposes of this
Section 6.5(c)), and (ii) subject to clause (f) of this Section 6.5, 100% of the Net Proceeds of any sale, lease, assignment, exchange or other disposition for cash of any asset or group of assets (including, without limitation, insurance proceeds paid as a result of any destruction, casualty or taking of any property of the Borrower or any Subsidiary), not made in the ordinary course of business, by the Borrower or any Subsidiary of the Borrower, in any such case no later than three Business Days following receipt by the Borrower or such Subsidiary of such proceeds, together with accrued interest to such date on the amount prepaid; provided that (A) no such prepayment shall be required pursuant to subclause (ii) of this Section 6.5(c) unless the aggregate amount of such Net Proceeds received by the Borrower and its Subsidiaries and not previously applied to the reduction of the Commitments pursuant to Section 6.5(c)(ii) is at least $500,000, and (B) no such prepayment shall be required pursuant to this
Section 6.5(c) to the extent that the aggregate amount of such Net Proceeds does not exceed $5,000,000 or the ratio of (1) Consolidated Total Indebtedness of the Borrower as of the last day of the Rolling Period most recently ended prior to the date of receipt of such Net Proceeds and for which the Borrower shall have been required to provide financial statements pursuant to Section 9.1 to (2) Consolidated EBITDA of the Borrower for such period (calculated on a pro forma basis, as if the event giving rise to the receipt of such Net Proceeds had occurred as of the first day of such Rolling Period) would be less than 2.00 to
1. Amounts prepaid pursuant to this Section 6.5(c) shall be applied to the reduction of the Revolving Credit Commitments and the prepayment of the Revolving Credit Loans and/or cash collateralize or replace the Letters of Credit. Nothing in this Section 6.5(c) shall be construed to derogate any restriction or limitation contained in any Loan Document imposed on any transaction of the types described in this Section 6.5(c), including without limitation the restrictions set forth in Sections 10.2, 10.5 and 10.6 hereof.

            (d) Intentionally Omitted.

            (e) Intentionally Omitted.

            (f) Net Proceeds received by the Borrower or any Subsidiary as proceeds of any sale, lease, assignment, exchange or other disposition for cash of any asset or group of assets (including, without limitation, insurance proceeds paid as a result of any destruction, casualty or taking of any property of the Borrower or any Subsidiary), not made in the ordinary course of business, by the Borrower or any Subsidiary of the Borrower need not be applied as set forth in Section 6.5(c) to the extent that such Net Proceeds are applied to (i) the replacement, repair or rebuilding of the property which was the subject of such sale, lease, assignment, exchange or other disposition or such destruction, casualty or taking, in each case within 180 days after the receipt of such Net Proceeds, or (ii) Permitted Acquisitions within 180 days after the receipt of such Net Proceeds; provided, in each case, that if the aggregate amount of such Net Proceeds received by the Borrower and its Subsidiaries is at least $1,000,000, the Administrative Agent may require that such Net Proceeds be deposited in a special collateral account, subject to the sole dominion and control of the Administrative Agent and in a manner reasonably satisfactory to the Administrative Agent, as additional Collateral for the Obligations and the Guarantees, until such time as it is to be applied as permitted under this Section 6.5(f).

            6.6 Computation of Interest and Fees. (a) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, commitment fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements, shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 6.1(a) or (c). 6.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or any Fronted Offshore Currency Rate for such Interest Period, or

            (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate or any Fronted Offshore Currency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in writing and determined in good faith) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given with respect to any Fronted Offshore Currency Rate, any obligation of the Offshore Currency Fronting Lender to make or maintain Fronted Offshore Currency Loans in the affected Alternate Currency shall be suspended until the Administrative Agent revokes such notice in writing. Until any such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or Continued as such, nor shall the Borrower have the right to Convert Loans to Eurodollar Loans, nor, if such notice shall be in respect of any Fronted Offshore Currency Rate, shall the Borrower have the right to request Fronted Offshore Currency Loans in the affected Alternate Currency.

            6.8 Pro Rata Treatment and Payments. Except as otherwise provided herein or in any Offshore Currency Addendum with respect to any Fronted Offshore Currency Loan:

            (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages, as applicable, of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans, as applicable, then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 13.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

            (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender's Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.

            6.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, Continue Eurodollar Loans as such and Convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be Converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 6.12.

            6.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                        (i) shall subject any Lender to any tax of any kind
            whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it or any Fronted Offshore Currency Loan made by or participated in by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 6.11 and changes in the rate of tax on the overall net income of such Lender);

                        (ii) shall impose, modify or hold applicable any
            reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or Fronted Offshore Currency Rate hereunder; or

                        (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, Converting into, Continuing or maintaining Eurodollar Loans, or making or participating in Fronted Offshore Currency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

            (b) If any Lender shall have in good faith made the determination that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by ' an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

            (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            6.11 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of clause (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            (b) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-

8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office pursuant to Section 6.13(b)) to avoid any applicable Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to
Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements, and other evidence, required pursuant to this Section 6.11(b), provided that in the case of a Participant such Participant shall furnish all such required forms, statements and other evidence to the Lender from which the related participation shall have been purchased. The obligation of the Lenders under this Section 6.11(b) shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

            6.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, Conversion into or Continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of such Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            6.13 Lending Offices; Change of Lending Office. (a) Loans of each Type made by any Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

            (b) Each Lender agrees that if it makes any demand for payment under
Section 6.10 or 6.11(a), or if any adoption or change of the type described in
Section 6.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 6.10 or 6.11(a), or would eliminate or reduce the effect of any adoption or change described in Section 6.9.

            SECTION 7. REPRESENTATIONS AND WARRANTIES

            To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

            7.1 Financial Condition. (a) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2000 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2001 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Except as set forth on Schedule 7.1, neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2000 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property, other than sales in the ordinary course of business, permitted sales of inventory and sales of obsolete or worn out goods or equipment and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 2000.

            (b) The operating forecast of the Borrower and its consolidated Subsidiaries, copies of which have heretofore been furnished to the Lenders, have been prepared in good faith under the direction of a Responsible Officer of the Borrower, and in accordance with GAAP except that such forecast and projections do not include footnotes and other disclosures which may be required pursuant to GAAP. The Borrower has no reason to believe that as of the date of delivery such operating forecast was materially incorrect or misleading in any material respect, or omitted to state any material fact which would render them misleading in any material respect. The parties hereto acknowledge that all such forecasts and projections are based on various facts and assumptions which the Borrower believes are reasonable, but there can be no assurance that such facts or assumptions will materialize as anticipated, and the actual results may vary materially from such forecasts and projections.

            7.2 No Change. Except as set forth in Schedule 7.2, (a) since December 31, 2000 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, and (b) during the period from December 31, 2000 to and including the date of this Agreement no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

            7.3 Existence; Compliance with Law. Except as set forth in Schedule 7.3, each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that, in each such case, the failure to comply therewith could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

            7.4 Power; Authorization; Enforceable Obligations. Each of the Borrower and its Subsidiaries has the corporate power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except as set forth in Schedule 7.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing, the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any of its Subsidiaries is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower and its Subsidiaries. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and its Subsidiaries enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            7.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Borrower and its Subsidiaries are a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent).

            7.6 No Material Litigation. Except as set forth on Schedule 7.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

            7.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            7.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 10.3.

            7.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not to the knowledge of the Borrower infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            7.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

            7.11 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be, except where the failure to file such return or pay such tax or other fee or charge could not reasonably be expected to have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

            7.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U, as the case may be.

            7.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code relating to the foregoing. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $500,000.

            7.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.


            7.15 Subsidiaries. Schedule 7.15 sets forth the name of each direct or indirect Subsidiary of the Borrower, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

            7.16 Security Documents. (a) The provisions of each Security Document are effective to create in favor of the Administrative Agent for the ratable benefit of the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Loan Party thereto in the "Collateral" described therein.

            (b) When certificates representing the Pledged Stock (as defined in the Pledge Agreements) are delivered to the Administrative Agent, together with stock powers endorsed in blank by a duly authorized officer of the pledgors thereof, the Pledge Agreements shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the pledgors parties thereto in the "Collateral" described therein, assuming continued and uninterrupted possession by the Administrative Agent of such Pledged Stock.

            7.17 Accuracy and Completeness of Information. (a) All factual information, reports and other papers and data with respect to the Loan Parties (other than projections) furnished, and all factual statements and representations made, to the Administrative Agent or the Lenders by a Loan Party, or on behalf of a Loan Party, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

            (b) All forecasts with respect to the Loan Parties furnished by or on behalf of a Loan Party to the Administrative Agent or the Lenders were prepared and presented in good faith by or on behalf of such Loan Party. The parties hereto acknowledge that all such forecasts are based on various facts and assumptions which the Borrower believes are reasonable, but there can be no assurance that such facts or assumptions will materialize as anticipated, and the actual results may vary materially from such forecasts. No fact is known to a Loan Party which materially and adversely affects or in the future is reasonably likely (so far as such Loan Party can reasonably foresee) to have a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1 or in such information, reports, papers and data or otherwise disclosed in writing to the Administrative Agent or the Lenders prior to the Amended and Restated Closing Date.

            7.18 Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice compliant pending or, to the best knowledge of each Loan Party and each of the Subsidiaries, threatened against a Loan Party before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of each Loan Party, threatened against a Loan Party; and (c) no petition for union representation has been filed with respect to the employees of a Loan Party and, to the best of the Borrower's knowledge, no union organizing activities are taking place with respect to any thereof.

            7.19 Insurance. Each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 7.19, which insurance meets the requirements of Section 8.5 hereof as of the date hereof and the Amended and Restated Closing Date.

            7.20 Solvency. On the Amended and Restated Closing Date, after giving effect to the consummation of the O'Gara Acquisition and to the incurrence of all indebtedness and obligations being incurred on or prior to such date in connection herewith and therewith, (i) the amount of the "present fair saleable value" of the assets of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all "liabilities of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Borrower and of the Borrower and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (iii) neither the Borrower nor the Borrower and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and
(iv) each of the Borrower and the Borrower and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 7.20, "debt" means "liability on a claim", "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            7.21 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for the general corporate purposes of the Borrower and its Subsidiaries.

            7.22 Environmental Matters. Except as set forth on Schedule 7.22:

            (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

            (b) The Properties and all operations at the Properties are in compliance, and have in the last 3 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

            (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

            (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

            (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

            7.23 Regulation H. None of the real property of the Borrower or any of its Subsidiaries is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

            SECTION 8. CONDITIONS PRECEDENT

            8.1 Conditions to Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement and the agreement of each Lender to make or continue, as the case may be, the Loans requested to be made or continued, as the case may be, by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Amended and Restated Closing Date, of the following conditions precedent:

            (a) Amended and Restated Documents. The Administrative Agent shall have received (such documents, the "Amended and Restated Documents"):

                        (i) evidence reasonably satisfactory to the
            Administrative Agent that this Agreement has been duly executed and delivered by the Borrower, the Required Lenders, each New Lender, each Existing Lender the Commitments of which are to be increased pursuant to this Agreement, and each of the Guarantors;

                        (ii) for the account of each Lender having a Revolving
            Credit Commitment, a Revolving Credit Note, conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

                        (iii) for the account of the Swing Line Lender, a Swing
            Line Note, conforming to the requirements this Agreement and executed by a duly authorized officer of the Borrower;

                        (iv) one or more Supplements to each of the Pledge
            Agreements, substantially in the form of Exhibit A and/or B to the applicable Pledge Agreement, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, or an additional Pledge Agreement, as appropriate, in form and substance reasonably satisfactory to the Administrative Agent, to evidence the pledge to the Administrative Agent, for the ratable benefit of the Lenders, pursuant to the Pledge Agreements of all of the Capital Stock of any Person becoming a Domestic Subsidiary of the Borrower, and 65% of the voting Capital Stock and 100% of the nonvoting Capital Stock of any Person becoming a Foreign Subsidiary of the Borrower (other than any such Capital Stock held by another Foreign Subsidiary of the Borrower), as a result of the O'Gara Acquisition;

                        (v) one or more Supplements to the Subsidiaries
            Guarantee, substantially in the form of Annex A to the Subsidiaries Guarantee or otherwise in form and substance satisfactory to the Administrative Agent, to evidence that each Person becoming a Domestic Subsidiary of the Borrower as a result of the O'Gara Acquisition has become a party to the Subsidiaries Guarantee as a Guarantor thereunder; and

                        (vi) such further amendments or supplements to the
            Pledge Agreements, the Subsidiaries Guarantee and the other Loan Documents as the Administrative Agent shall require to take account of the replacement of the Original Administrative Agent with the Administrative Agent as administrative agent under the Credit Agreement.

            (b) O'Gara Acquisition Agreement. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of the O'Gara Acquisition Agreement and such other documents or instruments related thereto as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower, or its Subsidiaries may be or shall become a party.

            (c) Concurrent Transactions. The O'Gara Acquisition shall have been, or shall concurrently with the effectiveness hereof, be consummated in accordance with the terms of the O'Gara Acquisition Agreement (without any amendment, waiver, or modification thereto except as approved by the Administrative Agent and the Lenders parties hereto). All amounts owing to the existing creditors of the O'Gara Companies not permitted to remain outstanding under the Existing Credit Agreement as amended by this Agreement shall have been, or shall be concurrently with consummation of the O'Gara Acquisition, repaid in full, and any Liens securing the same shall have been or shall be concurrently with the consummation of the O'Gara Acquisition, released, and the financing documents for such repaid Indebtedness shall terminate and be of no further force and effect upon such repayment; in each case pursuant to such payout letters, Lien releases, termination statements, mortgage satisfactions and other documents as the Administrative Agent may require, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

            (d) Borrowing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower and of each of the other Loan Parties, dated the Amended and Restated Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower or such other Loan Party, as the case may be.

            (e) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Amended and Restated Documents and Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of the Borrower as of the Amended and Restated Closing Date, which certificate shall be in form and substance reasonably satisfactory to the

Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (f) Borrower Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Amended and Restated Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Amended and Restated Document or Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

            (g) Corporate Proceedings of Subsidiaries. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Borrower (including, without limitation, any Person becoming a Subsidiary as a result of the O'Gara Acquisition) which is a party to any Loan Document or Amended and Restated Document authorizing the execution, delivery and performance of the Amended and Restated Documents and Loan Documents to which it is a party and certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Amended and Restated Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (h) Subsidiary Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Subsidiary of the Borrower (including, without limitation, any Person becoming a Subsidiary as a result of the O'Gara Acquisition) which is or will be a Loan Party, dated the Amended and Restated Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document or Amended and Restated Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

            (i) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party (including, without limitation, any Person becoming a Subsidiary as a result of the O'Gara Acquisition), certified as of the Amended and Restated Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the such Loan Party.

            (j) Good Standing Certificates. The Administrative Agent shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party (including, without limitation, any Person becoming a Subsidiary as a result of the O'Gara Acquisition) (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

            (k) Consents, Licenses and Approvals. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Section 7.4 of the Existing Credit Agreement (as deemed repeated pursuant to Section 6 of this Agreement), and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance reasonably satisfactory to the Administrative Agent.

            (l) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                        (i) the executed legal opinion of Kane Kessler, P.C.,
            counsel to the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

                        (ii) the executed legal opinion of Porter, Wright,
            Morris & Arthur, LLP, counsel to the O'Gara Companies, in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (m) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to each of the Supplements to the Pledge Agreements or additional Pledge Agreements referred to in clause (a)(iii) of this Section 5, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof. Each Issuer referred to in each such Supplement to a Pledge Agreement or additional Pledge Agreements shall have delivered an acknowledgment of and consent to such Pledge Agreement, executed by a duly authorized officer of such Issuer, in substantially the form appended to such Supplement to such Pledge Agreement.

            (n) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 or amendments to or assignments of financing statements on form UCC-3 to take account of the Administrative Agent being the successor administrative agent to the Original Administrative Agent, necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the perfection of the Liens created by the Security Documents (as supplemented as contemplated hereby) shall have been completed.

            (o) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the O'Gara Companies, the Borrower and Bengal Acquisition Corp. and the results of such search shall be reasonably satisfactory to the Administrative Agent.

            (p) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 9.5 of the Existing Credit Agreement, as amended hereby, shall have been satisfied.

            (q) Consent Fee. The Borrower shall have paid to each Existing Lender party hereto a consent fee equal to twenty (20) basis points (0.20%) of such Existing Lender's aggregate Commitments under the Existing Credit Agreement immediately prior to the Amended and Restated Closing Date.

            (r) Upfront Fee. The Borrower shall have paid to each Lender an upfront fee equal to fifty (50) basis points (0.50%) of the amount by which, if any, such Lender's Commitments shall have been increased after giving effect to this Agreement.

            8.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

            (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower thereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 8.2 have been satisfied.

            SECTION 9. AFFIRMATIVE COVENANTS

            The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

            9.1 Financial Statements. Furnish to each Lender:

            (a) as soon as available, but in any event within 90 days (or, if later, the latest date by which the Borrower shall be required to file its annual report on Form 10-K, but in no event later than 115 days) after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days (or, if later, the latest date by which the Borrower shall be required to file its quarterly report on Form 10-Q, but in no event later than 50 days) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments, provided that, so long as the common stock of the Borrower is registered pursuant to the Securities Exchange Act of 1934, as amended, quarterly financial statements in compliance with the requirements of quarterly report on Form 10-Q shall be deemed to satisfy the requirements of this Section 9.1(b));

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and with respect to unaudited financial statements, as to the absence of footnotes and as to ordinary year-end audit adjustments).

            9.2 Certificates; Other Information. Furnish to each Lender:

            (a) concurrently with the delivery of the financial statements referred to in Section 9.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of the financial statements referred to in Sections 9.1(a) and (b), a certificate of a Responsible Officer
(i) stating that, to the best of such Officer's knowledge, the Borrower during such period has observed or performed all of its material covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in reasonable detail the calculations supporting such Officer's certification of the Borrower's compliance with the requirements of Section 10.1(a) through 10.1(e);

            (c) not later than the last Business Day of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect. The parties hereto acknowledge that all such projections are based on various facts and assumptions which the Borrower believes are reasonable, but there can be no assurance that such facts or assumptions will materialize as anticipated, and the actual results may vary materially from such projections;

            (d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

            (e) during the month of January in each calendar year, a report of a reputable insurance broker with respect to the insurance maintained by the Borrower and its Subsidiaries in accordance with Section 9.5 of this Agreement and such supplemental reports as the Administrative Agent may from time to time reasonably request; and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.


            9.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

            9.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 10.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            9.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent as lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance; and furnish to each Lender, upon written request, full information as to the insurance carried.

            9.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect, upon reasonable notice, any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

            9.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

            (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; (d) the acquisition by any Loan Party of any interest in any Subsidiary (or any Person which is anticipated to become a Subsidiary) that is not subject to a perfected Lien in favor of the Administrative Agent pursuant to the Security Documents;

            (e) the occurrence of any transaction or occurrence referred to in Sections 6.5(c), (e) or (f) and the receipt of any Net Proceeds or any insurance proceeds as a result thereof (whether or not such Net Proceeds or proceeds are then required to be applied to the repayment of Loans and reduction of Revolving Credit Commitments as specified in Sections 6.5(c), (e) or (f));

            (f) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

            (g) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

            9.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

            9.9 Additional Collateral; Additional Guarantors. In the event that the Borrower is permitted to acquire or form any additional Subsidiary, such Subsidiary shall execute a guarantee, or a supplement to the Subsidiaries Guarantee (except if such Subsidiary is a Foreign Subsidiary and a Responsible Officer shall have certified to the Administrative Agent and the Lenders that the execution of such a guarantee or supplement by such Foreign Subsidiary would materially and adversely affect the tax position of such Subsidiary and of the Borrower), and the Borrower and/or any Subsidiary which is a holder of any Capital Stock of such Subsidiary shall execute such pledge agreements or supplements to the Pledge Agreements, each in form and substance satisfactory to the Administrative Agent, and shall take such other action as shall be necessary or advisable (including, without limitation, the execution of financing statements on form UCC-1) in order to effect and perfect the pledge in favor of the Administrative Agent for the benefit of the Lenders of not less than (a) 65% of the outstanding voting Capital Stock of such Subsidiary and 100% of the outstanding nonvoting Capital Stock of such Subsidiary, if such Subsidiary is a Foreign Subsidiary and a Responsible Officer shall have certified to the Administrative Agent and the Lenders that the pledge of greater than 66-2/3% of the Capital Stock of such Foreign Subsidiary would materially and adversely affect the tax position of such Subsidiary and of the Borrower, or (b) all of the Capital Stock of such Subsidiary, otherwise. Such Subsidiary shall thereupon become a Guarantor for all purposes under the Loan Documents. The Administrative Agent shall be entitled to receive legal opinions of one or more counsel to the Borrower and such Subsidiary addressing such matters as the Administrative Agent or its counsel may reasonably request, including, without limitation, the enforceability of the guaranty and the security agreement to which such Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the Borrower and/or other Subsidiaries to the Administrative Agent for the benefit of the Lenders.

SECTION 10.       NEGATIVE COVENANTS


            The Borrower hereby agrees that, so long as any of the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and (except with respect to Section 10.1) shall not permit any of its Subsidiaries to, directly or indirectly:

            10.1 Financial Condition Covenants.

            (a) Intentionally Omitted.

            (b) Fixed Charge Coverage. Permit the ratio of (i) Consolidated EBITDA for any Rolling Period ended during the term of this Agreement to (ii) Consolidated Fixed Charges for such period to be less than: (x) in respect of any Rolling Period ended prior to December 31, 2002, 1.35 to 1, and (y) in respect of any Rolling Period ended from and after December 31, 2002, 1.50 to 1.

            (c) Total Debt to EBITDA. Permit, for any Rolling Period ended during the term of this Agreement, the ratio of (i) the Consolidated Total Indebtedness as of the last day of such period to (ii) Consolidated EBITDA for such period to be greater than 3.00 to 1.

            (d) Senior Indebtedness to Capitalization. Permit, at any time, the ratio of Consolidated Senior Indebtedness as of such time to Consolidated Capitalization as of such time to be greater than 0.45 to 1.

            (e) Maintenance of Net Worth. Permit, as of the end of any fiscal quarter of the Borrower during the term of this Agreement, Consolidated Net Worth at the end of such period to be less than the sum of $155,000,000 plus (i) 50% of the positive aggregate Consolidated Net Income for each fiscal quarter during the period beginning with the fiscal quarter ending on or about March 31, 2001, and ending as of the end of the fiscal quarter for which Consolidated Net Worth is being measured, and (ii) 70% of the Net Proceeds of all sales or issuances of equity securities of the Borrower or any Subsidiary, whether in a public offering, a private placement or otherwise, other than amounts received upon exercise of stock options issued pursuant to a stock option plan permitted under this Agreement, completed during such period.

            10.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness of the Borrower under this Agreement;

            (b) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

            (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Borrower and its Subsidiaries $10,000,000 at any time outstanding;

            (d) short-term Indebtedness of Foreign Subsidiaries owed to third Persons other than the Borrower and its Subsidiaries incurred for working capital purposes in an aggregate principal amount, together with the aggregate amount of all investments made pursuant to Section 10.10(h), not exceeding as to such Foreign Subsidiaries $15,000,000, at any time outstanding;

            (e) Indebtedness outstanding on the date hereof and listed on
Schedule 10.2 and any refinancings, refundings, renewals or extensions thereof;

            (f) Indebtedness of a corporation which becomes a Subsidiary after the date hereof, provided that (i) such Indebtedness existed at the time such corporation became a Subsidiary and was not created in anticipation thereof and
(ii) immediately after giving effect to the acquisition of such corporation by the Borrower no Default or Event of Default shall have occurred and be continuing;

            (g) additional unsecured Indebtedness of the Borrower not exceeding $2,500,000 in aggregate principal amount at any one time outstanding;

            (h) other Indebtedness of the Borrower or any Subsidiary incurred with the prior written consent of the Administrative Agent and subordinated to the Indebtedness on terms satisfactory to the Administrative Agent hereunder in its sole discretion, and which shall not exceed $20,000,000 in aggregate principal amount at any one time outstanding;

            (i) Indebtedness of the Borrower or any Subsidiary under any Hedge Agreements; and

            (j) without duplication, Indebtedness consisting of Investments permitted under Section 10.10.

            10.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

            (f) Liens in existence on the date hereof listed on Schedule 10.3, securing Indebtedness permitted by Section 10.2(e), provided that no such Lien is spread to cover any additional property after the Amended and Restated Closing Date and that the amount of Indebtedness secured thereby is not increased;

            (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 10.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 90% of the original purchase price of such property of such property at the time it was acquired;

            (h) Liens on assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted by Sections 10.2(d);

            (i) Liens on the property or assets of a corporation which becomes a Subsidiary after the date hereof securing Indebtedness permitted by Section 10.2(f), provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

            (j) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) $1,000,000 in aggregate amount at any time outstanding; and

            (k) Liens created pursuant to the Security Documents.

            10.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

            (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 10.4;

            (b) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed (i) $2,000,000 at any one time outstanding for the Borrower and its Domestic Subsidiaries and (ii) $2,000,000 at any one time outstanding for the Borrower's Foreign Subsidiaries;

            (c) guarantees made in the ordinary course of its business by the Borrower of Indebtedness permitted by Section 10.2(c);

            (d) Guarantee Obligations in respect of the undrawn portion of the face amount of letters of credit issued for the account of the Borrower or any Subsidiary in an aggregate amount not to exceed $2,000,000 at any one time outstanding for the Borrower and its Subsidiaries;

            (e) the Subsidiaries Guarantee;

            (f) Guarantee Obligations consisting of obligations of any Loan Party to pay, reimburse, repurchase or otherwise hold harmless any Person against any decrease in the market value of the common stock of the Borrower, provided that for the most recent Rolling Period preceding the incurrence of any such Guaranty Obligations, the ratio of (A) the Consolidated Total Indebtedness of the Borrower as of the last day of such period to (B) Consolidated EBITDA of the Borrower for such period (calculated on a pro-forma basis as if such Guaranty Obligations had been incurred as of the first day of such Rolling Period and for the purposes of calculating Consolidated Total Indebtedness the amount of such Guaranty Obligations shall be equal to the amount the applicable Loan Party would be required to pay in respect of such Guaranty Obligations if the market value of the common stock of the Borrower was zero but in no event exceed any maximum liability that may be incurred in respect of such Guaranty Obligations pursuant to and in accordance with the terms of the instruments creating such Guaranty Obligations) is less than 2.50 to 1; and

            (g) Guarantee Obligations in respect of the Consideration Shares (as defined in the O'Gara Acquisition Agreement) pursuant to Section 2.6 and
Schedule 2.6 of the O'Gara Acquisition Agreement.

            10.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business not otherwise permitted under Section 10.16, except:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation);

            (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

            (c) in connection with Permitted Acquisitions.

            10.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except, provided that in each case the Net

Proceeds of each such transaction are applied to the prepayment of the Loans to the extent provided in Section 6.5(c):

            (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of the sum of consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period and the Net Proceeds of issuances of equity issuances of the Borrower during such twelve-month period;

            (c) the sale of inventory in the ordinary course of business;

            (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

            (e) as permitted by Section 10.5(b);

            (f) sales of up to 15% of the book value of the net equity investment of the Borrower in any Foreign Subsidiary during the term of this Agreement;

            (g) sales during any fiscal year of the Borrower of assets to which were attributable to not more than 10% of the Consolidated EBITDA of the Borrower during the most recently ended previous fiscal year (calculated on a pro forma basis as if all acquisitions and dispositions during such previous fiscal year had occurred at the beginning of such previous fiscal year); and

            (h) Any sale of the Carosserie Unit.

            10.7 Limitation on Changes to Cash Management Practices. Change the cash management practices of the Borrower and the Subsidiaries from their practices on the Amended and Restated Closing Date in any manner which would have a Material Adverse Effect.

            10.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that the Borrower may repurchase Capital Stock of the Borrower pursuant to its stock repurchase program, provided, however, that if the ratio of Consolidated Total Indebtedness as of the last day of any Rolling Period ended on or after the Amended and Restated Closing Date to Consolidated EBITDA for such period is greater than 2.00 to 1, then the aggregate consideration which may be paid for all such repurchases of Capital Stock of the Borrower from and after the Amended and Restated Closing Date may not exceed $30,000,000.

            10.9 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for expenditures in connection with the Permitted Acquisitions, the O'Gara Acquisition and expenditures in the ordinary course of business not exceeding $15,000,000, in the aggregate for the Borrower and its Subsidiaries, during any fiscal year, provided that the Borrower may carry forward up to one-half of such amount for any fiscal year to the immediately succeeding fiscal year if such amount is not utilized.

            10.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except :

            (a) extensions of trade credit in the ordinary course of business;

(b)          investments in Cash Equivalents;

            (c) in connection with Permitted Acquisitions;

            (d) loans to officers of the Borrower listed on Schedule 10.10 in aggregate principal amounts outstanding not to exceed the respective amounts set forth for such officers on said Schedule;

            (e) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $250,000 at any one time outstanding;

            (f) investments by the Borrower in Subsidiary Guarantors and investments by such Subsidiary Guarantors in the Borrower and in other Subsidiary Guarantors;

            (g) loans by the Borrower to its employees in connection with management incentive plans in an aggregate amount not to exceed $500,000;

            (h) investments in Foreign Subsidiaries (i) made prior to the Amended and Restated Closing Date, or (ii) made from and after the Amended and Restated Closing Date in an aggregate amount, together with the aggregate principal amount of all Indebtedness outstanding pursuant to Section 10.2(d), not exceeding $15,000,000 at any time outstanding;

            (i) venture investments for purposes of technological development related to the lines of business described in Section 10.16 in an aggregate amount not to exceed at any time 5% of the book value of the equity of the Borrower at such time;

            (j) open-market purchases of publicly traded securities made for the ultimate purpose of consummating a Permitted Acquisition in an aggregate amount not to exceed, at any time prior to the consummation of such Permitted Acquisition, $20 million;

            (k) investments consisting of Indebtedness permitted under Section 10.2;

            (l) in connection with the O'Gara Acquisition; and

            (m) in connection with the Guardian Acquisition.

            10.11 Limitation on Optional Payments and Modifications of Debt Instruments and Acquisition Documents. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than (i) the Loans and (ii) so long as no Default or Event of Default exists at the time of such optional payment, prepayment or redemption or purchase, or would result therefrom, Indebtedness permitted under Section 10.2(f) which was incurred in a Permitted Acquisition), or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

            10.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service, or the payment of any management fees or management compensation, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

            10.13 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

            10.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

            10.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, and (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

            10.16 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for businesses having some material application to the manufacture, development, distribution, marketing and sale of law enforcement products and security, investigative, risk management and similar business services, and lines of business related thereto.

            10.17 Governing Documents. Amend its certificate of incorporation (except to increase the number of authorized shares of common stock), partnership agreement or other Governing Documents, without the prior written consent of the Required Lenders, which shall not be unreasonably withheld or delayed.

            10.18 Limitation on Subsidiary Formation. Form any Subsidiaries unless, immediately upon the formation of such Subsidiary, all requirements of
Section 9.9 shall have been satisfied.

            10.19 Limitation on Securities Issuances. (A) Permit any Domestic Subsidiary to issue any shares of Capital Stock that are not "certificated securities" (as defined in ss 8-102 of the Uniform Commercial Code as in effect in the State of New York on the date hereof) and are not pledged to the Administrative Agent pursuant to a Pledge Agreement or (B) issue or permit any Subsidiary to issue any shares of preferred stock.

            SECTION 11. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under the other Loan Documents or the Fee Letters, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

            (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

            (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Section 10, or Section 5 of any Pledge Agreement; or

            (d) The Borrower or any other Loan Party shall default in the observance or performance of any other material agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

            (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations in respect of which such default or defaults shall have occurred is at least $1,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

            (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or
(vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

            (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

            (i) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) The Subsidiaries Guarantee shall cease, for any reason, to be in full force and effect or any Subsidiary Guarantor shall so assert; or

            (k) (i) Any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than the existing executive officers and directors of the Borrower as of the Amended and Restated Closing Date and their Affiliates (A) shall have acquired beneficial ownership of 25% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; "Continuing Directors" shall mean the directors of the Borrower on the Amended and Restated Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

            With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the

Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lenders and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account.

            SECTION 12. THE ADMINISTRATIVE AGENT

            12.1 Appointment and Authorization of Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

            (b) Each Issuing Lender shall act on behalf of the L/C Participants with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Lender with respect thereto; provided, however, that such Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this
Section 12 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Section 12 included such Issuing

Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Lender.

            12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

            12.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

            12.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in Section 8.1 hereof or Section 5 of this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

            12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with
Section 11; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

            12.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

            12.7 Indemnification of Administrative Agent. The Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any

Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, any Amended and Restated Document, or any document contemplated by or referred to herein or therein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Loans, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

            12.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or an Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

            12.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms "Administrative Agent," "Issuing Lender and "Swing Line Lender" shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12 and Section 13.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

            SECTION 13. MISCELLANEOUS

            13.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this Section
13.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee, in each case without the written consent of each of the Lenders directly affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then Administrative Agent or (iv) amend, modify or waive any provision of
Section 5A or any other provision of this Agreement or any other Loan Document which may affect the rights or duties of the Offshore Currency Fronting Lender under this Agreement or any other Loan Document, without the written consent of the Offshore Currency Fronting Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

            13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by certified mail, three days after being deposited in the mails, postage prepaid and return receipt requested, or
(c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

          The Borrower:                Armor Holdings, Inc.
                                       1400 Marsh Landing Parkway
                                       Jacksonville, Florida  32250
                                       Attention:  Robert R. Schiller
                                       Telephone:  (904) 741-5400
                                       Fax:  (904) 741-5403

          with a copy to:              Kane Kessler, P.C.
                                       Attention:  Robert L. Lawrence
                                       1350 Avenue of the Americas
                                       New York, New York 10019
                                       Telephone:  (212) 541-6222
                                       Fax:  (212) 245-3009

          The Administrative Agent:    Bank of America, N.A.
                                       231 South LaSalle Street
                                       Chicago, Illinois 60697
                                       Attention:  Susan Ryan
                                       Telephone:  (312) 828-7299
                                       Fax:  (877) 207-0481

          with a copy to:              Cadwalader, Wickersham & Taft
                                       Attention:  Christopher M. McDermott
                                       227 West Trade Street, Suite 2400
                                       Charlotte, North Carolina  28202
                                       Telephone:  (704) 348-5184
                                       Fax:  (704) 348-5200

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.3, 3.5, 4.1, 6.2, 6.4 or 6.8(b) shall not be effective until received.

            13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

            13.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, (excluding income and withholding taxes, branch profits taxes, franchise taxes or similar taxes imposed on any Lender as a result of any present or former connection between such Lender, and the relevant taxing jurisdiction, other than any such connection arising solely from such Lender having enforced this Agreement) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Refinancing or the use of the proceeds of the Loans in connection with the Refinancing and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries, or any of the Properties or any of the foregoing related to any Fronted Offshore Currency Loan, any Alternate Currency or transaction denominated in any Alternate Currency (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender or (ii) legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

            13.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section
(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 in the case of any assignment of a Revolving Credit Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swing Line Loans and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, substantially in the form of Exhibit H, with appropriate completions (an "Assignment and Acceptance Agreement") together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 13.5). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

            (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office, a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant,
(ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from any Guarantee. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.10, 6.11, and 6.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.7(b) as though it were a Lender, provided, that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7(a) as fully as if it were a Lender hereunder.

            (e) A Participant shall not be entitled to receive any greater payment under Sections 6.10, 6.11, or 6.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with
Section 6.11 as though it were a Lender.

            (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 13.6(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

            (h) As used herein, the following terms have the following meanings:

            "Eligible Assignee": (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, in the case of any assignment of a Loan, (ii) the Issuing Lenders, (iii) the Swing Line Lender, and (iv) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in clauses (i) through (iv) not to be unreasonably withheld or delayed).

            "Fund": any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "Approved Fund": any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 13.6(b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon five Business Days' notice to the Borrower, terminate the Swing Line. In the event of any such resignation as Issuing Lender or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or the termination of the Swing Line, as the case may be. Bank of America shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Letters of Credit pursuant to Section 5). If Bank of America terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line

Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 4.

            13.7 Adjustments; Set-off. (a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

            13.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            13.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            13.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            13.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            13.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

            (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in New York county, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            13.13 Acknowledgments. The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower and the other Loan Parties, on one hand, and Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

            13.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            13.15 Confidentiality. Each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee which receives such information having been made aware of the confidential nature thereof and agrees in writing to be bound by the terms of this section 13.15,
(iii) to its employees, directors, Administrative Agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any examiner or other Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

            13.16 Usury Savings Clause. Anything in this Agreement or the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the extent that a Lender's receipt thereof would not be permissible under the law or laws applicable to it limiting rates of interest which may be charged or collected by it. Any such amount of interest which is not paid as a result of the limitation referred to in the preceding sentence shall be carried forward and paid by the Borrower to such Lender on the earliest date or dates on which any interest is payable under this Agreement and on which the receipt thereof is permissible under the laws applicable to such Lender limiting rates of interest which may be charged or collected by such Lender. Such payment shall be made as additional interest for the month preceding such interest payment date. Such deferred payments shall not bear interest.

            13.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender or the Offshore Fronting Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender or the

Offshore Fronting Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or the Offshore Fronting Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender or the Offshore Fronting Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Offshore Fronting Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender or the Offshore Fronting Lender in such currency, the Administrative Agent or such Lender or the Offshore Fronting Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

            13.18 New Administrative Agent. Pursuant to Section 12.9 of the Existing Credit Agreement, each Lender and the Borrower acknowledge and agree that Bank of America has succeeded to all of the rights, powers and duties of the Original Administrative Agent, other than the liabilities and obligations (if any) arising against the Original Administrative Agent in such capacities prior to the Amended and Restated Closing Date. Bank of America hereby consents to and confirms its assumption of the rights, powers and duties of the "Administrative Agent" under the Loan Documents. It is further acknowledged by each Lender and the Borrower that, following the succession of Bank of America as the new administrative agent, the Original Administrative Agent's rights, powers and duties shall be terminated, provided, however, that the Original Administrative Agent will continue to be entitled to all indemnifications, reimbursements and other rights inuring to the administrative agent under
Section 12 of the Credit Agreement.

            13.19 Existing Notes. The Administrative Agent shall use reasonable efforts to procure that the lenders under the Existing Credit Agreement cause the promissory notes outstanding under the Existing Credit Agreement to be marked "cancelled" and returned to the Borrower.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                           ARMOR HOLDINGS, INC.


                           By: ____________________________
                               Name:  Robert Schiller
                               Title: Chief Financial Officer


                           BANK OF AMERICA, N.A.,
                               as Administrative Agent


                           By: _____________________________
                               Name:  Brian K. Kenney
                               Title: Vice President


                           BANK OF AMERICA, N.A.,
                               as Original Documentation Agent and as a Lender


                           By: _____________________________
                               Name:  Brian K. Keeney
                               Title: Vice President


                           CANADIAN IMPERIAL BANK OF COMMERCE,
                               as Original Administrative Agent


                           By: ___________________________
                               Name:  William J. Kaslo, Jr.
                               Title: Managing Director

                           FIRST UNION NATIONAL BANK,
                               as Documentation Agent and as a Lender


                           By: ______________________________
                               Name:  Veronica A. Maybury
                               Title: Vice President


                           SUNTRUST BANK,
                               as Co-Agent and as a Lender


                           By: ______________________________
                               Name:  William H. Crawford
                               Title: Vice President


                           REPUBLIC BANK,
                               as a Lender



                           By:_____________________________
                               Name:  Svigittz A. Vauton
                               Title: Senior Vice President


                           KEYBANK NATIONAL ASSOCIATION,
                               as a Lender



                           By:_____________________________
                               Name:  Louis A. Fender
                               Title: Senior Vice President


                           ING (U.S.) CAPITAL LLC,
                               as a Lender



                           By:_____________________________
                               Name:  Edward Carpenter
                               Title: Vice President

            IN WITNESS WHEREOF, the undersigned Guarantors hereby acknowledge and consent to the foregoing Agreement and hereby reaffirm their obligations under the Subsidiaries Guarantee, as amended, supplemented or otherwise modified, and such obligations shall extend to this Agreement.


                            NIK PUBLIC SAFETY, INC.


                            By: _____________________________
                                Name:  Todd Smith
                                Title: Secretary


                            LOW VOLTAGE SYSTEMS TECHNOLOGY, INC.


                            By: _______________________________
                                Name:  Ronald S. Berger
                                Title: President


                            AMERICAN BODY ARMOR & EQUIPMENT, INC.


                            By: ______________________________
                                Name:  Todd Smith
                                Title: Secretary


                            DEFENSE TECHNOLOGY CORPORATION OF AMERICA


                            By: _____________________________
                                Name:  Todd Smith
                                Title: Secretary

                            PRO-TECH ARMORED PRODUCTS OF MASSACHUSETTS, INC.


                            By: _______________________________
                                Name:  Todd Smith
                                Title: Secretary


                            ARMOR HOLDINGS PROPERTIES, INC.


                            By: _______________________________
                                Name:  Robert R. Schiller
                                Title: Vice President


                            FEDERAL LABORATORIES, INC.


                            By: _______________________________
                                Name:  Todd Smith
                                Title: Secretary


                            THE PARVUS COMPANY


                            By: ______________________________
                                Name:  Bill Marshall
                                Title: President


                             THE PARVUS INTERNATIONAL INFORMATION COMPANY


                            By: ______________________________
                                Name:  Stephen Loffler
                                Title: Chief Executive Officer

                            THE PARVUS CRISIS MANAGEMENT CORPORATION


                            By: ______________________________
                                Name:  Stephen Loffler
                                Title: Chief Executive Officer


                            SAFARI LAND LTD. INC.


                            By: ______________________________
                                Name:  Todd Smith
                                Title: Secretary


                                      -3-